Exhibit 10.2

RETENTION AGREEMENT
This Retention Agreement (the “Agreement”) is made this first day of July, 2016, by and between Citrix Systems, Inc., a Delaware corporation (the “Company”), and William Burley (the “Employee”).
WHEREAS, the Employee is currently employed by the Company as Corporate Vice President and General Manager, Workspace Services;
WHEREAS, the Employee has a critical role in furthering the initiatives and success of the Company’s Workspace Services business and the Company overall;
WHEREAS, the Employee has communicated a desire to voluntarily resign from the Company, and the Company intends to transition leadership of the Workspace Services business to the Employee’s successor within the retention period described below; and
WHEREAS, it is in the best interest of the Company and its stockholders to incent the Employee to extend his tenure and engagement with Citrix as the leader of the Workspace Services business and establish the terms of the Employee’s orderly separation from the Company.
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:
1.Retention Benefits. If the Employee remains employed with the Company in a full‑time capacity through December 31, 2016 (the “Retention Date”), and subject to the Employee signing a separation agreement and release in the form of Exhibit I (the “Release Agreement”), and such Release Agreement becoming irrevocable:
(a)     The Employee shall be entitled to receive a retention bonus in an amount of $320,000. Such retention bonus shall be paid to the Employee within 30 days of the Release Agreement becoming irrevocable in accordance with the Company’s payroll practices.
(b)    The Company shall pay to the Employee his variable cash compensation for fiscal year 2016 (whether or not he remains employed by the Company through the date of payment) based on actual company performance after actual performance has been determined and when paid to all other executive officers of the Company in accordance with the Company’s payroll practices which is expected to be at end of February 2017.
2.Employment through Retention Date. The Employee shall continue to receive his base salary in effect as of the date hereof through the Retention Date, without interruption or offsets, to the extent that he remains employed by the Company. The Company agrees that, prior to the Retention Date, it will not decrease the base salary of the Employee or his target variable cash compensation for fiscal year 2016, each as in effect on the date hereof.
3.Employment during Transition Period.
(a)    If the Employee remains employed with the Company in a full-time capacity through the Retention Date, and subject to the Employee signing the Release Agreement and such Release Agreement becoming irrevocable, the Company shall provide the Employee with continued employment through and including March 31, 2017, at which date Employee’s employment with the Company will terminate, unless earlier terminated by the Employee (the “Termination Date”). On the Termination Date, the Employee’s

access to the Company’s computer network, facilities, and other work privileges will be terminated. The Employee understands and agrees that he shall not be entitled to any payments or benefits from the Company after the Termination Date, including, without limitation, any severance benefits under any Company severance pay plan.
(b)    If the Employee remains employed with the Company after the Retention Date in accordance with Section 3(a) above, then commencing on January 1, 2017 through the Termination Date:
(i)    The Employee’s duties and responsibilities shall be as reasonably determined by the President and Chief Executive Officer of the Company; provided that such duties and responsibilities shall relate to completing an orderly transition of leadership of the Workspace Services business to the Employee’s successor and providing on-going transition assistance on an as-needed basis, and that such duties and responsibilities shall be in the nature of consulting on an as needed basis. The Employee shall provide such assistance within a reasonable timeframe and in a professional and reasonably satisfactory manner, and shall continue to comply with all of the Company’s generally applicable rules and policies.
(ii)    The Employee shall not serve as an officer of the Company, and hereby resigns from any position that he holds as an officer of the Company or any of its subsidiaries, effective as of December 31, 2016.
(iii)    The Employee shall be paid a base salary of $10,000 per month, which shall be payable in accordance with the Company’s payroll practices.
(iv)    The Employee shall continue to be eligible to receive the employee benefits provided by the Company to its other similarly-situated employees (as such benefits may be changed or terminated by the Company from time to time in its discretion); provided that the Employee satisfies the eligibility requirements for such benefits; and provided further that such employee benefits shall not include (i) any variable cash compensation for fiscal year 2017 or (ii) any equity-based compensation.
(v)    The Employee shall continue to vest in any unvested equity awards granted to him by the Company, which vesting shall be in accordance with the applicable equity award agreements between the Employee and the Company, and which vesting shall cease upon the Termination Date.
(c)    Notwithstanding the foregoing, if the Company transitions leadership of the Workspace Services business to the Employee’s successor prior to the Retention Date, and so long as Employee remains employed with the Company, signs the Release Agreement and such Release Agreement becomes irrevocable, then Employee shall receive the retention benefits described in Section 1 of this Agreement in full in accordance with the terms of Section 1 and the transition period arrangement described in paragraphs (a) and (b) of this Section 3 shall commence upon such successful transition of the leadership of the Workspace Services business and continue until the Termination Date.
4.Termination of Existing Agreements. In consideration for the benefits provided under this Agreement, the Employee agrees that the Incentive Agreement, dated as of November 24, 2015, by and between the Company and the Employee (the “Incentive Agreement”) shall terminate as of the date hereof, and upon such termination, the Employee shall no longer be entitled to any benefits thereunder. For the avoidance of doubt, the parties agree that such termination of the Incentive Agreement shall not impact the restricted stock units granted to the Employee on December 1, 2015 and referenced as the “Special Equity Grant” in the Incentive Agreement, which restricted stock units shall continue to be governed by the separate award agreements evidencing such awards. The Employee also agrees that the Change in Control Agreement, dated as of November 24, 2015, by and between the Company and the Employee shall terminate as of the Termination Date, and upon such termination, the Employee shall no longer be entitled to any benefits thereunder.
5.Withholding. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
6.Settlement and Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled exclusively by arbitration in accordance with the laws of the State of Florida by three arbitrators, one of whom shall be appointed by the Company, one by the Employee and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Fort Lauderdale. Such arbitration shall be conducted in the City of Fort Lauderdale in accordance with the Employment Arbitration Rules of the American Arbitration Association or any successor rules, except with respect to the selection of arbitrators which shall be as provided in this Section 6. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. To the extent permitted by law, the parties shall each bear their own costs, expert fees, attorneys’ fees, and other fees incurred in connection with this Agreement.
7.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Employee at the last address the Employee has filed in writing with the Company, or to the Company at its main office, attention of the General Counsel.
8.No Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Employee.
9.Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning such subject matter.
10.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and by a duly authorized representative of the Company.
11.Governing Law. This contract shall be construed under and be governed in all respects by the laws of the State of Florida, without giving effect to such state’s conflicts of laws principles.
12.Assignment; Obligations of Successors. Neither party may assign this Agreement and its obligations hereunder in whole or in part without the consent of the other party. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
13.Section 409A.
(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to

Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Employee’s separation from service, or (B) the Employee’s death; provided, however, that in the case of benefits, the Employee may elect to pay for the costs of such benefits during such delay period in exchange for reimbursement of such costs after the end of the delay period. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.
(b)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Employee’s termination of employment, then such payments or benefits shall be payable only upon the Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).
(d)    The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company by its duly authorized officer, and by the Employee, as of the date first above written.

CITRIX SYSTEMS, INC.
By:    /s/ Kirill Tatarinov
Name: Kirill Tatarinov
Title: Chief Executive Officer and President

/s/William Burley
William Burley

EXHIBIT I

Separation Agreement AND RELEASE

I enter into this Separation Agreement and Release (the “Release”) pursuant to the Retention Agreement between Citrix Systems, Inc. (the “Company”) and me dated [date], 2016 (the “Retention Agreement”). I acknowledge that my timely execution and return and my non-revocation of this Release are conditions to my entitlement to the benefits set forth in Sections 1 and 3 of the Retention Agreement (the “Retention Benefits”). I therefore agree to the following terms:
1.Release of Claims. I voluntarily release and forever discharge the Company, its parents, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This includes, without limitation, the release of all Claims:

•	relating to my employment by the Company and my separation from employment;

•	of wrongful discharge;

•	of breach of contract;

•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of any form of discrimination or retaliation that is prohibited by the Florida Civil Rights Act or the law of any other state);

•	under any other federal or state statute;

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;
provided, however, that this release shall not affect my rights under the Company’s Section 401(k) plan, my rights to the Retention Benefits under the Retention Agreement, or my rights to indemnification under the Indemnification Agreement between the Company and me (the “Indemnification Agreement”).
I agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Release. I represent that I have not assigned to any third party and I have not filed with any court any Claim released by this Release.
2.Ongoing Obligations. I reaffirm my ongoing obligations under the Citrix Systems, Inc. Non-Solicitation, Non-Competition and Confidentiality and Employee Non-Disclosure Agreement between me and the Company dated ________ (the “Restrictive Covenant Agreement”), including, without limitation, my obligations to maintain the confidentiality of all confidential and proprietary information of the Company, to return to the Company (in good condition) all of the Company’s equipment, property, and documents (whether in paper, electronic, or other format, and all copies thereof) that are in my possession or control, and refrain from certain competition and solicitation activities for a twelve (12) month period after my separation from employment. For the avoidance of doubt, I understand that pursuant to the federal Defend

Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I acknowledge that the execution of Exhibit A to the Restrictive Covenant Agreement, entitled “Citrix Systems, Inc. Termination Certification” (the “Certification”), is required by the Restrictive Covenant Agreement and accordingly agree to sign and return to the Company, upon the Termination Date (as defined in the Retention Agreement), the Certification (attached hereto as Appendix A) as a condition to my entitlement to the Retention Benefits. I also reaffirm my ongoing obligations under the Citrix Systems, Inc. Statement of Company Policy Regarding Insider Trading and Disclosure of Material Non-Public Information (the “Insider Trading Policy”) and agree that those obligations continue to apply following my separation from employment, until such time as any material, nonpublic information possessed by me has become public or is no longer material. Without limiting the foregoing, I acknowledge and agree that I shall continue to be subject to the remainder of any Quarterly Black-Out or Special Black-Out (as defined in the Insider Trading Policy), if such black-out period was instituted prior to my separation from employment.
3.Litigation and Regulatory Cooperation. I agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while I was employed by the Company. My full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. I also agree to cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while I was employed by the Company. Any cooperation pursuant to this Section 3 is subject to the Company’s obligation to (i) reimburse me for any expenses incurred during activities reasonably performed at the Company’s request pursuant to this Section 3, subject to the same standards and procedures as apply to business expense reimbursements pursuant to the Company’s Travel and Expense reimbursement policy, and (ii) compensate me at an hourly rate equal to my final base annual salary rate divided by 2,080 to the extent that I reasonably expend any time in performing activities at the Company’s request pursuant to this Section 3 at any time more than one year after the date of termination of my employment with the Company; provided that I acknowledge that I shall not at any time be entitled to compensation for time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.
4.Non-Disparagement and No Cooperation. I agree that I will not, at any time in the future, make any written or oral statement that disparages or damages (i) the business of the Company or any affiliate of the Company (together, “Company Parties”), (ii) any products or services of any Company Party, or (iii) any member of the board of directors or management of any Company Party. I agree that I will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any of the other Releasees, unless under a subpoena or other court order to do so; provided that nothing in this Release shall be construed to affect my right to participate in any proceeding before a federal or state administrative agency, including, without limitation, by cooperating with any such agency’s request for information or by making any good faith report to a governmental entity concerning any act or omission that I reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, I recognize that the Company’s business relationships with its customers, distributors, resellers and partners (collectively, “Customers and Partners”) are very important to the Company, and that if I - as an important Company representative in its dealings with Customers and Partners during the course of my employment -

make any statement (directly or indirectly) to such Customers or Partners about the Company, any other Company Party, employees of any Company Party or the products or services of any Company Party that is untrue or otherwise may be harmful to the Company or any other Company Party, I will be deemed to have violated this Section 4.
5.Right to Consider and Revoke Release. I acknowledge that I have been given the opportunity to consider this Release for a period ending twenty-one (21) days after the date when it was proposed to me. In the event that I executed this Release within less than twenty-one (21) days after such date, I acknowledge that such decision was entirely voluntary and that I had the opportunity to consider this Release until the end of the twenty-one (21) day period. To accept this Release, I shall deliver a signed Release to the Company’s General Counsel within such twenty-one (21) day period. For a period of seven (7) days from the date when I execute this Release (the “Revocation Period”), I shall retain the right to revoke this Release by written notice that is received by the General Counsel on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).
6.Other Terms.
(a)    Legal Representation; Review of Release. I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.
(b)    Binding Nature of Release. This Release shall be binding upon me and upon my heirs, administrators, representatives and executors.
(c)    Amendment. This Release may be amended only upon a written agreement executed by the Company and me.
(d)    Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.
(e)    Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the State of Florida, and shall in all respects be interpreted, enforced and governed under the laws of the State of Florida, without giving effect to the conflict of laws provisions of Florida law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against the Company or me.
(f)    Entire Agreement; Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Company or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release. I acknowledge that this Release constitutes the entire agreement between the Company and me and that this Release supersedes any previous agreements or understandings between me and the Company, except the Retention Agreement, the Indemnification Agreement, the Restrictive Covenant Agreement, the Insider Trading Policy, and any equity award agreements and equity plans to which they are subject, and any other obligations specifically preserved in this Release.

So agreed.

______________________________________    _____________________________
William Burley                    Date

Appendix A

Citrix Systems, Inc.
Termination Certification

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Citrix Systems, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement signed by me, including the reporting of any Developments and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement and subject to the limitations and restrictions therein, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licenses.

Date: ____________________________         _______________________________
William Burley